Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES THE SALE OF NON-CORE

MID-CONTINENT PROPERTIES FOR $30.5 MILLION

RADNOR, PA (BusinessWire) July 29, 2011 – Penn Virginia Corporation (NYSE: PVA) today announced that it entered into a definitive agreement to sell substantially all of its Arkoma Basin properties, together with certain other Mid-Continent properties, to an undisclosed buyer for $30.5 million in cash. This sale is expected to close by the end of August and is subject to customary closing conditions and purchase price adjustments.

The properties being sold include the Hartshorne coalbed methane and Woodford Shale formations, as well as a number of conventional natural gas play types. The properties are currently producing, on a net basis, approximately 7.8 million cubic feet of natural gas equivalent (MMcfe) per day, approximately 97 percent of which is natural gas. As a result of the divestiture, PVA’s 2011 production will decrease by an estimated 0.9 billion cubic feet of natural gas equivalent (Bcfe). Estimated proved reserves associated with the divested properties, as determined by PVA’s third party engineers at year-end 2010, were 42.5 Bcfe, 78 percent of which were proved developed. PVA intends to use the net proceeds from this sale to fund, in part, its 2011 capital expenditure plan, as well as for general corporate purposes.

RBC Richardson Barr served as PVA’s financial advisor in connection with the transaction.

H. Baird Whitehead, President and Chief Executive Officer, stated, “Our strategy to shift the focus of our capital spending to oil and natural gas liquids made our Arkoma and other Mid-Continent assets appropriate divestiture candidates. The increase in liquidity generated by the sale of these properties will give us further flexibility to help fund investment in our liquids-rich plays, such as the Eagle Ford Shale, that generate higher rates of return and also improve our growth and profitability going forward.”

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the development, exploration and production of natural gas and oil in various domestic onshore regions including Texas, Appalachia, the Mid-Continent and Mississippi.

For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, natural gas liquids (NGLs) and oil; our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production; any impairments, write-downs or write-offs of our reserves or assets; the projected demand for and supply of natural gas, NGLs and oil; reductions in the borrowing base under our revolving credit facility; our ability to contract for drilling rigs, supplies and services at reasonable costs; our ability to obtain adequate pipeline transportation capacity for our oil and gas production at reasonable cost and to sell the production at, or at reasonable discounts to, market prices; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and gas reserves; drilling and operating risks; our ability to compete effectively against other independent and major oil and natural gas companies; uncertainties related to expected benefits from acquisitions of oil and natural gas properties; environmental liabilities that are not covered by an effective indemnity or insurance; the timing of receipt of necessary regulatory permits; the effect of commodity and financial derivative arrangements; our ability to maintain adequate financial liquidity and to access adequate levels of capital on reasonable terms; the occurrence of unusual weather or operating conditions, including force majeure events; our ability to retain or attract senior management and key technical employees; counterparty risk related to their ability to meet their future obligations; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters; uncertainties relating to general domestic and international economic and political conditions; and other risks set forth in our filings with the Securities and Exchange Commission (SEC).

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com